Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH QUARTER RESULTS

Results driven by charges related to exiting the merchant power business

TAMPA, February 1, 2005 — TECO Energy, Inc. (NYSE:TE) today reported a fourth quarter loss of $487.6 million or $2.44 per share. The loss from continuing operations was $409.3 million or $2.05 per share. Results in the quarter were driven by the previously announced $480 million of write-offs associated with the company’s efforts to reduce its exposure to merchant power through the sale of, and adjustments to, the values of the remaining operating and the unfinished merchant power plants to reflect current market values. The number of common shares outstanding was 6 percent higher in the 2004 quarter than for the same period in 2003, primarily due to the shares issued in conjunction with the early settlement offer for the equity security units completed in September.

The full-year 2004 loss was $552.0 million or $2.87 per share. The year-to-date loss from continuing operations was $404.4 million or $2.10 per share. Shares outstanding for 2004 were 7 percent higher than for the same period in 2003.

TECO Energy Chairman and CEO Sherrill Hudson said, “The core operating companies central to our strategy produced good results. The Florida utilities continued to experience solid customer and energy sales growth, and we are starting to see TECO Transport benefit from operational and market improvements. Coal prices are very strong, and the Guatemalan operations turned in another quarter of solid results. The fourth quarter write-offs associated with our merchant power assets and the announced sale of our Commonwealth Chesapeake Power Station are two more steps in our strategy to focus on our Florida utilities and other profitable unregulated businesses.”

Non-GAAP Results

Fourth quarter non-GAAP results from continuing operations, which exclude the effects of gains and charges identified in Table 1, were $30.4 million, compared with $33.4 million in 2003. These results reflect the effects of the sale of 90 percent ownership interest in TECO Coal’s synthetic fuel production facilities partially offset by improved results at Tampa Electric, the unregulated Guatemalan power operations and TECO Transport. Year-to-date non-GAAP results from continuing operations, which exclude the effects of gains and charges identified in Table 1, were $151.2 million, compared with $176.3 million in 2003. The year-to-date results reflect the effects of the sale of 90 percent ownership interest in TECO Coal’s synthetic fuel production facilities, which reduced earnings but increased cash flow, and the elimination of Allowance for Funds Used During Construction (AFUDC) at Tampa Electric partially offset by improved results at the Guatemalan operations.

For a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section later in this release.

Results Reconciliation: TABLE 1

($ millions)

	3-months ended Dec. 31		12-months ended Dec. 31
	2004	2003	2004	2003
GAAP net income (loss)	$(487.6)	$(790.7)	$(552.0)	$(909.4)

Add change in accounting	—	—	—	4.3
Exclude discontinued operations
TPGC operations	$(32.5)	$(26.0)	$(95.9)	$(61.9)
TPGC write-off	—	(762.0)	—	(762.0)
TPGC joint venture termination	—	—	—	(94.7)
Frontera goodwill write-off	—	—	—	(44.9)
Frontera write-off	(25.6)	—	(25.6)	—
Frontera operations	(3.5)	(3.9)	(5.8)	(3.0)
TECO Solutions / other	(16.7)	(22.6)	(20.3)	(23.1)
TECO Coalbed Methane sale	—	0.2	—	22.8

Total discontinued operations	(78.3)	(814.3)	(147.6)	(966.8)

GAAP net income (loss) from continuing operations	$(409.3)	$23.6	$(404.4)	$61.7

Add Dell and McAdams valuation adjustment	381.7	—	381.7	—
Add Commonwealth Chesapeake adjustment	51.3	—	51.3	—
Add debt extinguishment cost(1)	(0.3)	—	6.2	—
Add TIE write-off	—	—	99.0	—
Add taxes on offshore cash repatriation	(1.9)	—	17.4	—
Add TECO Solutions valuation adjustment	—	—	3.4	—
Add Transport valuation adjustment	(0.2)	—	0.6	—
Add corporate restructuring costs	3.1	8.3	6.5	15.2
Add TMDP arbitration reserve	—	0.8	(4.3)	26.7
Add Commonwealth Chesapeake goodwill write-off	—	—	—	16.3
Add Hamakua FIN 46 accounting	—	3.2	—	3.2
Add combustion turbine purchase cancellations	—	—	—	64.2
Add steam turbine valuation adjustments	12.8	13.2	12.8	13.2
Add TWG cancelled project write-offs	—	9.0	—	9.0
Add unutilized / utilized tax credits	(7.0)	9.7	(7.0)	9.7
Subtract Hardee gain on sale and operations	—	(34.4)	—	(42.9)
Subtract gain on propane business sale	0.2	—	(12.0)	—

Total charges and gains	$439.7	$9.8	$555.6	$114.6

Non-GAAP results from continuing operations(2)	$30.4	$33.4	$151.2	$176.3

(1)	San José debt extinguishment and benefit from mandatorily convertible equity unit early settlement
(2)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments, that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure so calculated and presented.

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The table below (Table 2) includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods.

GAAP Segment Information TABLE 2

(in millions)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2004	2003	2004	2003
Net Income (loss)

Tampa Electric	$26.8	$15.1	$146.0	$98.9
Peoples Gas System	6.0	4.9	27.7	24.5

Total regulated	32.8	20.0	173.7	123.4
TECO Coal	15.7	12.2	61.3	77.1
TECO Transport	6.6	2.9	10.2	15.3
Other Unregulated Companies	(5.7)	11.9	12.1	23.2
TWG Merchant	(449.6)	(23.7)	(583.0)	(99.8)
Parent/other	(9.1)	0.3	(78.7)	(77.5)

Total unregulated	(442.1)	3.6	(578.1)	(61.7)
Net income (loss) from continuing operations before cumulative effect of accounting change	(409.3)	23.6	(404.4)	61.7
Discontinued operations	(78.3)	(814.3)	(147.6)	(966.8)
Cumulative effect of an accounting change	—	—	—	(4.3)

Total net income (loss)	$(487.6)	$(790.7)	$(552.0)	$(909.4)

The table below (Table 3) provides the TECO Energy segment information on a non-GAAP basis, which excludes the charges and gains included in Table 1.

Non-GAAP Segment Results(1) TABLE 3

(in millions)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2004	2003	2004	2003
Net Income (loss)

Tampa Electric	$26.8	$19.8	$146.0	$153.9
Peoples Gas System	6.4	6.4	28.1	27.1

Total regulated	33.2	26.2	174.1	181.0
TECO Coal	8.7	19.2	54.3	84.1
TECO Transport	6.4	3.9	11.9	16.1
Other Unregulated Companies	5.3	3.0	40.1	24.3
TWG Merchant	(16.6)	(19.7)	(55.3)	(53.5)
Parent/other	(6.6)	0.8	(73.9)	(75.7)

Total unregulated	(2.8)	7.2	(22.9)	(4.7)
Total non-GAAP results	$30.4	$33.4	$151.2	$176.3

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure so calculated and presented. The results presented in this table exclude all charges and gains detailed in the non-GAAP reconciliation.

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Operating Company Results:

Tampa Electric

Tampa Electric’s net income for the fourth quarter was $26.8 million, compared with $19.8 million, excluding the effects of a $4.7 million after-tax restructuring charge, for the same period in 2003. Results for the quarter reflect a $1.9 million after-tax impact of the Florida Public Service Commission’s (FPSC) disallowance of the recovery of a portion of waterborne fuel transportation costs. No equity AFUDC income (which represents allowed equity cost capitalized to construction costs) was recorded in the quarter, compared to $4.1 million for the same period in 2003, reflecting the commercial operation of Bayside Unit 2 in January 2004. Operations and maintenance expense decreased in 2004 as a result of the decreased manpower and lower operating costs associated with the conversion of the coal-fired Gannon Station to the natural gas-fired H.L. Culbreath Bayside Station. Depreciation expense decreased in the 2004 period, reflecting the end of accelerated depreciation on the Gannon coal assets; results in the same period in 2003 included $4.1 million after-tax of accelerated depreciation expense. Retail energy sales increased 2.1 percent in the quarter, as average customer growth of 2.1 percent was partially offset by mild weather. Total degree days in the quarter were 2 percent below normal and 5 percent below 2003, when degree days were 3 percent above normal due to cold weather in December.

Tampa Electric’s year-to-date net income was $146.0 million, compared to $153.9 million in 2003, excluding the $48.9 million after-tax charge related to turbine purchase cancellations and $6.1 million of after-tax restructuring charges in 2003. Equity AFUDC decreased to $0.7 million, from $19.8 million for the same period in 2003. The full-year, after-tax impact of the FPSC waterborne fuel transportation disallowance was $8.2 million. Year-to-date results also reflect average customer growth of 2.4 percent and retail energy sales that were 1.1 percent higher than last year. Energy sales reflect the impact of lost sales due to hurricanes and total degree days for the year that were more than 3 percent below normal and 7 percent below 2003, when total degree days were 4 percent above normal.

Tampa Electric had previously reported that the restoration costs for hurricanes Charley, Frances and Jeanne were expected to be about $60 million, which would exceed Tampa Electric’s $44 million year-end unfunded storm damage reserve balance. The year-end estimates of the restoration cost for those hurricanes are $72 million. Rate base, operations and maintenance expense and capital expenditures were not affected by hurricane restoration costs, as costs to date were charged to the storm damage reserve. Tampa Electric has received Florida Public Service Commission approval for deferral of these costs until the company seeks alternative accounting treatment for the costs that exceed the reserve balance.

Peoples Gas

Peoples Gas System reported net income of $6.4 million for the quarter, excluding a $0.4 million after-tax restructuring charge, unchanged from $6.4 million, excluding a $1.5 million after-tax restructuring charge, in the same period in 2003. Quarterly results reflected customer growth of 5.2 percent, partially offset by increased operations and maintenance costs and lower volumes for the low-margin transportation service for electric power generators and industrial customers due to higher gas prices. Year-to-date net income was $28.1 million, compared with $27.1 million, excluding the $2.6 million after - tax restructuring charge, for the same period in 2003. Customer growth of 5.3 percent and favorable winter weather in the first quarter contributed to the year-to-date results.

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TECO Coal

TECO Coal achieved fourth quarter net income of $8.7 million, excluding the $7.0 million benefit from a tax credit true-up, on total production of 2.2 million tons, compared to $19.2 million, excluding the $7.0 million of tax credits not recognized, on similar production in the same period in 2003. Results for the 2004 quarter reflect higher operating costs including increased contract miner costs. Results in the fourth quarter also reflect effective third-party ownership interests in TECO Coal’s synthetic fuel production facilities of more than 90 percent, compared with 49 percent third-party ownership in 2003. The third-party ownership structure of the synthetic fuel production facilities retains TECO Coal as the operator and decreases overall earnings per ton but increases cash generation per ton. Fourth quarter synthetic fuel production was 1.5 million tons, in line with 2003 production.

In 2004’s fourth quarter TECO Coal recorded a $7.0 million positive true-up to income taxes related to Section 29 tax credits that, due to projected limitations on taxable income, had not been recognized in 2003’s fourth quarter, and that upon finalizing the 2003 tax return were found to be recognizable in 2004. In 2004, TECO Coal did not record Section 29 tax credits associated with its remaining approximately 10 percent synfuel production facilities ownership interest because of TECO Energy’s anticipated non-tax paying position in that year, which was impacted by merchant power operating losses and the tax losses incurred upon the disposition of merchant power plants for which the sales had been closed. Results for the quarter in 2003 included $10.4 million of Section 29 tax credits.

Year-to-date net income was $54.3 million, compared to $84.1 million, excluding the tax credit true-ups in 2004 and 2003 and a $0.3-million after-tax charge due to the adoption of FAS 143 in 2003. Total coal sales were 9.1 million tons and 9.2 million tons in 2004 and 2003, respectively, including synfuel production of 6.3 million tons in 2004, compared to 5.8 million tons in 2003. In addition to the factors influencing the fourth quarter results, year-to-date results in 2004 reflect lower volumes of conventional metallurgical and steam coal production, higher mining costs, and costs associated with the use of marginal coals for the production of synfuel, partially offset by higher volumes of synthetic fuel and higher coal prices. Year-to-date results in 2003 included $67.7 million of Section 29 tax credits.

TECO Transport

TECO Transport recorded net income of $6.4 million in the fourth quarter, compared to net income of $3.9 million in 2003, which excluded a $1.0 million restructuring charge. Fourth-quarter results in 2004 reflect improved rates and northbound volumes for river barge services, higher tonnage moved through the dry-bulk terminal in Louisiana and lower repair costs, which more than offset higher fuel costs. Results in 2003 included a $1.5 million after-tax gain on the disposition of assets no longer used.

In 2004, year-to-date net income was $11.9 million, excluding a $0.6 million valuation adjustment and a $1.1 million after-tax management restructuring charge. Net income for the same period in 2003 was $16.1 million, excluding the fourth quarter items noted above and a $0.8 million charge due to the adoption of FAS 143. Year-to-date results

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in 2004 were driven by improved rates for river barge service, which were more than offset by the lower Tampa Electric volumes, higher fuel costs, unusual operating conditions due to hurricanes in the third quarter and a five-day closing of the Mississippi River in the first quarter. The four hurricanes in August and September disrupted river and ocean movements and caused the terminal in Louisiana to halt operations. Lost revenues and direct costs due to the hurricanes reduced TECO Transport’s 2004 pretax results by an estimated $3.8 million. Volumes transported for Tampa Electric declined more than one million tons in the first six months of 2004 as a result of the Bayside repowering, but volumes in the second half of 2004 were at levels comparable to the same period in 2003. Results in 2003 included a $3.5 million after-tax gain on the disposition of oceangoing equipment no longer used by TECO Ocean Shipping.

Other Unregulated Companies

TECO Energy’s other unregulated companies now consist primarily of the non-merchant power plants operating in Guatemala and the ownership interest in Guatemala’s largest distribution utility, EEGSA. As BCH Mechanical has been sold, its results are included in discontinued operations for all periods.

The other unregulated companies recorded fourth quarter net income of $5.3 million, excluding all charges and gains, compared to net income of $3.0 million in 2003. Results for the quarter reflect higher energy sales from the San José Power Station in Guatemala and higher sales and prices at EEGSA, the Guatemalan distribution utility. Excluded from 2004’s fourth quarter results discussed above was an after-tax charge of $12.8 million associated with the previously announced write-off of unused steam turbines and a $1.9 million benefit from a true-up of taxes on the repatriation of offshore cash.

Year-to-date net income was $40.1 million excluding the gains and charges described below, compared to $24.3 million for the same period in 2003. These results were driven by continued good operating performance at the Guatemalan generating facilities, higher energy sales and prices at EEGSA and a $5.6 million benefit from reducing previously deferred income taxes due to a change in Guatemalan tax law.

Excluded from the year-to-date results discussed above were the fourth quarter after-tax charge of $12.8 million associated with the previously announced write-off of unused steam turbines; $6.7 million associated with extinguishment of debt in the non-recourse refinancing of the San José Power Station in Guatemala; a $17.4 million provision for income taxes due to the repatriation of cash from Guatemala following the financing; a $12.0 million after-tax gain on the sale of the interest in the propane business; and a $3.4 million valuation adjustment at TECO Solutions. Results in 2003 excluded after-tax charges of $28.5 million for turbine valuation adjustments and cancellations; a $9.0 million write-off of non-merchant project development costs; a $3.6 million corporate restructuring charge; and the $42.9 million benefit which included the gain on the sale of and the net income from operations from the Hardee Power Station, which was sold in October 2003.

TWG Merchant

With the sale of the Frontera Power Station in December, which is included in discontinued operations for all periods, the only operating power plant remaining in the TWG Merchant segment is the Commonwealth Chesapeake Power Station. Following completion of the previously announced sale of Commonwealth Chesapeake, now

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expected by the end of the first quarter of 2005, its results will be accounted for as discontinued operations. Expenses related to the unfinished Dell and McAdams power stations are also reported in the TWG Merchant segment.

TWG Merchant’s fourth quarter loss was $16.6 million, excluding the previously announced $51.3 million and $381.7 million after-tax valuation adjustments on the Commonwealth Chesapeake Power Station and Dell and McAdams power stations, respectively, compared to a loss of $19.7 million in 2003, excluding charges of $4.0 million. Commonwealth Chesapeake reported lower net income due to lower sales of spinning reserve services and higher operations and maintenance expenses partially offset by slightly higher energy sales and margins. Included in operating results, and in the previously announced $480 million of fourth quarter charges, is a $5.7 million unrecognizable deferred tax asset related to the Commonwealth Chesapeake Power Station.

TWG Merchant’s year-to-date loss was $55.3 million, excluding all charges and gains, compared to a loss of $53.5 million, on the same basis, in 2003. These results reflect the operating losses at the TIE projects in the first six months of the year, weak power prices in Virginia, primarily due to weather and fuel prices, which were partially offset by an insurance settlement on previously incurred repair costs.

The TWG Merchant segment results in 2004 included allocated TECO Energy interest expense of $10.0 million pre-tax and $50.7 million pre-tax for the quarter and year-to-date periods, respectively.

In addition to the impairment charges recorded in the fourth quarter, charges and gains in 2004 included the $99.0 million after-tax write-off of the investment in the TIE project, and a $4.3 million after-tax benefit from the reversal of costs previously accrued for the TMDP arbitration that was settled in July at a lower cost. Charges and gains in 2003 included the $16.3 million after-tax goodwill write-off associated with the Commonwealth Chesapeake Power Station and the $26.7 million after-tax charge for the TMDP arbitration and accrued interest.

Parent / Other

Fourth quarter results included a $15.2 million tax benefit in continuing operations to reflect a reduction in the estimated effective overall state income tax rate in future years in the various states in which TECO Energy operates as a result of the sales and impairments taken. Fourth quarter results in 2003 reflected the recognition of $21.5 million of Section 29 tax credits previously deferred in 2003.

Fourth quarter GAAP results, contained in Table 2 included a $2.7 million management restructuring charge partially offset by a $0.3 million benefit associated with the equity security unit early settlement. The full-year effect of these two items is a $4.9 million charge and a $0.5 million benefit, respectively.

Interest expense for the fourth quarter was lower than in the 2003 period, primarily due to the early settlement of the trust preferred component of TECO Energy’s equity security units. Year-to-date interest expense increased slightly, reflecting no capitalized interest in 2004 and the effect of debt issues in mid-2003, largely offset by the early settlement of the trust preferred securities, lower cost of short-term borrowings, the deconsolidation of the Guatemalan power facilities, and the sale of the Hardee Power Station. In 2003, capitalized interest on the debt of TECO Energy was $17.3 million and

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Tampa Electric capitalized interest (AFUDC-borrowed funds) was $7.6 million. Capitalization of interest ended with commercial operation of the final phase of the Gila River Power Station in July 2003 and the Bayside Power Station in January 2004.

Discontinued Operations

The net loss from discontinued operations for the 2004 fourth quarter and year-to-date periods was $78.3 million and $147.6 million, respectively. Discontinued operations in 2004 reflect the operating losses for the Union and Gila River power stations; the write-off and losses from operations at the Frontera Power Station; and the write-offs and losses from operations associated with certain TECO Solutions companies. Discontinued operations in 2003 included the write-off of the investment and the operating results from the Union and Gila River power stations, operating results from Prior Energy, which was sold in January 2004, and the gain on the final installment of the sale of the coalbed methane gas production assets in January 2003.

Cash and Liquidity

TECO Energy’s consolidated cash and cash equivalents, excluding all restricted cash, totaled $96.7 million at December 31, 2004. Restricted cash of $57.1 million includes $50.0 million held in escrow until the end of 2007 related to the sale of a 49 percent interest in the synthetic coal production facilities. Cash at December 31, 2004 excludes the San José and Alborada power stations’ unrestricted cash balances of $39.8 million, and restricted cash of $8.1 million as these companies were deconsolidated due to the adoption of FIN 46R, Consolidation of Variable Interest Entities, effective Jan. 1, 2004.

In addition, at December 31, 2004 aggregate availability under bank credit facilities was $332.6 million, net of letters of credit of $27.4 million outstanding under these facilities and $115 million drawn on the Tampa Electric credit facility. At the end of the fourth quarter, total liquidity, cash plus credit facilities, was $469.1 million, including $161.3 million at Tampa Electric consisting of $160 million of undrawn credit facilities and $1.3 million of cash.

In 2004, TECO Energy consolidated cash flow from operations of $139.6 million was impacted by a number of factors including: underrecovery of fuel costs and hurricane restoration costs at Tampa Electric; the deconsolidation of the San José and Alborada power stations; the payment of the TMDP arbitration award; and, the cash operating results of the Union and Gila River power stations.

Other sources of cash included $161 million of proceeds from synfuel production net of escrowed cash and $230 million of proceeds from the sales of interests in various businesses including the Frontera Power Station, the Hamakua Power Station, the propane business and Prior Energy. Cash used in financing activities included common dividends of $145 million, the repayment of long-term debt of $225 million, including $75 million of first mortgage bonds at Tampa Electric and $122 million of TECO Capital Trust II trust preferred securities in 2004. Capital expenditures in 2004 were $273.2 million.

2005 Outlook

In 2005, TECO Energy anticipates earnings per share from continuing operations to be in an approximate range of $0.95 to $1.05, consolidated cash flow from operations to be in a range between $250 million and $300 million and net cash generation at TECO Energy parent is expected to be in a range between $320 million and $360 million.

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These forecasted results are based on the company’s current expectations. Tampa Electric’s results are expected to be driven by continued 2.5% customer growth with energy sales growth slightly above that. Peoples Gas expects customer growth of more than 4% in 2005. Operations and maintenance expenses at the utilities are expected to increase at about the level of inflation. Results at TECO Coal are expected to improve due to prices for coal sales 40 percent higher than 2004 levels and continued strong earnings and cash flow from its synfuel facilities. Increased coal prices are expected to be partially offset by higher production costs. TECO Transport anticipates improved results from improved river market pricing due to better balance in the supply and demand for river barges and increased product movement through the bulk transfer terminal as imports and exports improve. The Guatemalan operations are expected to continue to provide strong earnings and cash flow at about 2004 levels.

Consolidated cash flow from operations will reflect the expected improvements in the operating companies and it will be affected by the cash operating losses from the Union and Gila River power stations until they are transferred, the remaining cash payments for Tampa Electric’s 2004 hurricane restoration efforts and the reduction in cash due to the announced sales of the merchant power plants. In addition to capital expenditures, which are expected to be about $300 million, net cash generation will reflect the proceeds from the TECO Capital Trust II Trust Preferred debt remarketing received in January, the benefits from the sale of the 90 percent ownership of TECO Coal’s synfuel production facilities, the proceeds from the previously announced sale of the Commonwealth Chesapeake Power Station and the payment of common stock dividends.

Common shares outstanding increased by 6.85 million shares on January 18, 2005 upon the final settlement of TECO Energy’s equity security units, which will impact the earnings-per-share calculation in 2005. Consistent with its objective to improve its financial position, TECO Energy may from time to time use available cash to reduce outstanding debt; however, its 2005 forecast does not include any impact to earnings or cash flow that might result from early retirement of debt.

Non-GAAP Presentation

Table 1, which presents non-GAAP results earlier in this release, presents financial results after elimination of the effects of certain identified gains and charges. Management believes that the presentation of this non-GAAP financial performance provides investors a measure that reflects the company’s operations under its business strategy which is focused on its utility operations and profitable unregulated businesses. Management also believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s business and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

The non-GAAP measure of financial performance used by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Management and the Board of Directors use this non-GAAP presentation as a yardstick for measuring the company’s performance, making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

While each of the particular excluded items is not expected to recur, there may be true-ups to charges related to merchant power facilities or additional debt extinguishment activities. Management recognizes that there may be items that could be excluded in the future. Even though charges may occur, management believes the non-GAAP measure is important in addition to GAAP net income for assessing the company’s potential future performance because excluded items are limited to those that management believes are not indicative of future performance.

TECO Energy management will conduct a webcast concurrent with a conference call with the financial community at 9:00 AM on Tuesday, February 1, 2005. Investors, shareholders, media and the public can access the webcast through a link on TECO Energy’s website at www.tecoenergy.com. Additional financial information regarding TECO Energy is available at the Investor Relations section of TECO Energy’s web site.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s expectations for 2005 described above. Additional factors that could impact actual results include: the ability to complete the planned transfer of the Union and Gila River power stations to the lending bank group in the time frame anticipated; the ability to complete the sale of the Commonwealth Chesapeake Power Station; any adverse outcome in the previously disclosed litigation; any debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; declines in the anticipated waterborne fuel volumes transported by TECO Transport for Tampa Electric; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, that affect the demand for TECO Transport’s waterborne transportation services; weather variations affecting energy sales and operating costs at Tampa Electric and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or

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administration. Additional information is contained under “Risk Factors” filed as an Exhibit 99.1 with the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004.

Contact:	News Media: Laura Plumb - (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

Summary Information as of December 31, 2004

	Three Months Ended		Twelve Months Ended
(millions except per share amounts)	2004	2003	2004	2003
Revenues	$660.2	$598.9	$2,669.1	$2,598.3

Net income (loss) from continuing operations	$(409.3)	$23.6	$(404.4)	$61.7
Net income (loss) from discontinued operations	(78.3)	(814.3)	(147.6)	(966.8)

Total net income (loss) before cumulative effect of change in accounting principle	(487.6)	(790.7)	(552.0)	(905.1)
Cumulative effect of change in accounting principle	—	—	—	(4.3)

Net income (loss)	$(487.6)	$(790.7)	$(552.0)	$(909.4)

Earnings (loss) per share from continuing operations – basic	$(2.05)	$0.13	$(2.10)	$0.34
Earnings (loss) per share from discontinued operations – basic	(0.39)	(4.34)	(0.77)	(5.37)
Earnings (loss) per share from cumulative effect of change in accounting principle – basic	—	—	—	(0.02)

Total earnings (loss) per share – basic	$(2.44)	$(4.21)	$(2.87)	$(5.05)

Earnings (loss) per share – basic	$(2.44)	$(4.21)	$(2.87)	$(5.05)
Earnings (loss) per share – diluted	$(2.44)	$(4.20)	$(2.87)	$(5.04)
Average common shares outstanding – basic	199.7	187.8	192.6	179.9
Average common shares outstanding – diluted	199.7	188.3	192.6	180.2

DECEMBER 2004

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(thousands)	2004	2003	2004	2003
Revenues	$660,167	$598,867	$2,669,086	$2,598,305

Expenses
Operation	465,247	403,857	1,798,731	1,631,693
Maintenance	41,775	41,961	140,686	145,376
Asset Impairment	706,708	28,737	713,455	132,862
Goodwill Impairment	4,757	6,674	4,757	32,876
Restructuring Charges	1,172	13,604	1,217	24,636
Depreciation	70,932	79,238	282,292	319,083
Taxes, other than income	43,345	42,733	185,068	172,480

Total expenses	1,333,936	616,804	3,126,206	2,459,006

Income from operations	$(673,769)	$(17,937)	$(457,120)	$139,299

Other income (expense)
Allowance for other funds used during construction	—	4,112	718	19,777
Other income (expense), net	29,445	70,974	143,969	112,709
Loss on Debt Extinguishment	(100)	—	(4,392)	—
Impairment on TIE Investment	—	—	(152,286)	—
Contingent Arbitration Reserve	—	—	5,633	(32,000)
Earnings from equity investments	9,457	(7,043)	36,069	(411)

Total other income (expense)	38,802	68,043	29,711	100,075

Interest charges
Interest expense	77,858	80,926	321,915	285,639
Distribution on Preferred Securities	—	9,987	—	39,950
Allowance for borrowed funds used during construction	—	(1,588)	(277)	(7,638)

Total interest charges	77,858	89,325	321,638	317,951

Income before provision for income taxes	(712,825)	(39,219)	(749,047)	(78,577)

(Benefit)Provision for income taxes	(284,990)	(48,743)	(265,145)	(91,503)

Net income from continuing operations before minority interest	(427,835)	9,524	(483,902)	12,926

Minority Interest	18,531	14,110	79,463	48,801

Net income from continuing operations	(409,304)	23,634	(404,439)	61,727

Discontinued Operations
Income from discontinued operations	(118,252)	(1,270,079)	(225,121)	(1,514,710)
Income tax expense (benefit)-discontinued operations	(39,969)	(455,777)	(77,568)	(547,921)

Net income from discontinued operations	(78,283)	(814,302)	(147,553)	(966,789)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	(4,344)

Net Income	$(487,587)	$(790,668)	$(551,992)	$(909,406)

Average common shares outstanding during the period (thousands)	199,695	187,829	192,636	179,862

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$(2.05)	$0.13	$(2.10)	$0.34
Earnings per share — basic	$(2.44)	$(4.21)	$(2.87)	$(5.05)

Earnings per share from continuing operations — diluted	$(2.05)	$0.12	$(2.10)	$0.34
Earnings per share — diluted	$(2.44)	$(4.20)	$(2.87)	$(5.04)

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(thousands)	Dec. 31, 2004	Dec. 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$96,739	$108,228
Restricted cash	57,119	51,373
Short-term investments	6	6
Receivables, less allowance for uncollectibles	286,760	280,365
Inventories, at average cost
Fuel	46,207	88,215
Materials and supplies	74,586	82,522
Current derivative asset	3,761	21,061
Prepayments and other current assets	43,613	68,653
Assets held for sale, current	128,801	169,358

Total current assets	737,592	869,781

Property, plant and equipment
Utility plant in service-electric	4,857,881	5,245,634
Utility plant in service-gas	810,781	778,159
Construction work in progress	207,123	1,151,016
Other property	847,548	865,385

	6,723,333	8,040,194
Accumulated depreciation	(2,065,450)	(2,361,161)

Total property, plant and equipment, net	4,657,883	5,679,033

Other assets
Other investments	7,959	16,509
Investment in unconsolidated affiliates	262,959	343,476
Intangible asset	—	4,930
Goodwill	59,360	71,188
Long term derivative asset	—	—
Regulatory asset	177,443	188,305
Deferred income taxes	1,379,207	1,051,509
Deferred charges and other assets	111,455	160,179
Assets held for sale	2,059,116	2,077,438

Total other assets	4,057,499	3,913,534

Total assets	$9,452,974	$10,462,348

LIABILITIES AND CAPITAL
Current liabilities
Long-term debt due within one year
Recourse	$5,500	$6,050
Non-recourse	8,083	25,496
Notes payable	115,000	37,500
Accounts payable	257,735	313,732
Current derivative liability	15,699	12,045
Customer deposits	105,841	101,405
Interest accrued	50,598	56,634
Taxes accrued	36,349	149,935
Liabilities associated with held for sale, current	1,631,820	1,544,368

Total current liabilities	$2,226,625	$2,247,165

Other liabilities
Deferred income taxes	502,354	498,028
Investment tax credits	19,955	22,819
Regulatory liability	512,697	560,227
Long term derivative liability	762	—
Other deferred credits and other liabilities	350,471	364,060
Liabilities associated with assets held for sale	672,220	697,846
Long-term debt, less amount due within one year
Recourse	3,588,930	3,660,284
Non-recourse	13,396	83,237
Preferred company securities	277,675	649,125
Minority interest	4,006	1,852

Capital
Common equity (outstanding 199,747,809 shares in 2004 and 187,792,475 shares in 2003)	1,287,652	1,692,347
Unearned compensation	(3,769)	(14,642)

Total liabilities and capital	$9,452,974	$10,462,348

Book value per share	$6.45	$9.01

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(thousands)	2004	2003	2004	2003
Cash flows from operating activities
Net income	$(487,587)	$(790,668)	$(551,992)	$(909,406)

Adjustments to reconcile net income to net cash:
Depreciation	72,227	101,436	289,622	382,021
Deferred income taxes	(262,904)	(574,517)	(355,540)	(709,356)
Investment tax credit, net	(697)	(1,169)	(2,864)	(4,677)
Allowance for funds used during construction	—	(5,700)	(995)	(27,415)
Amortization of unearned compensation	3,390	5,683	13,610	18,278
Cumulative effect of a change in accounting principle, pretax	—	—	—	7,064
Gain on asset sales, pretax	16,024	(65,261)	(92,860)	(147,534)
Equity in earnings of unconsolidated affiliates	(9,298)	8,060	(34,319)	13,771
Minority loss	(18,480)	(14,110)	(79,463)	(48,801)
Asset impairment, pretax	715,239	1,226,616	876,703	1,330,741
Goodwill impairment and intangible asset impairment, pretax	16,585	27,506	16,585	122,662
Contingent arbitration reserve, pretax	—	—	(5,633)	32,000
Loss on TPGC transaction, pretax	—	—	—	153,933
Deferred recovery clause	(10,438)	(2,771)	20,179	(27,266)
Receivables, less allowance for uncollectibles	39,273	78,906	32,088	96,422
Inventories	19,895	(12,498)	41,854	7,003
Prepayments and other current assets	215	20,231	(802)	(16,534)
Taxes accrued	(110,837)	73,441	(81,991)	34,498
Interest accrued	(15,911)	(25,626)	76,712	(60,705)
Accounts payable	3,121	(16,966)	(69,188)	(17,453)
Other	7,057	8,901	47,906	82,088

	(23,126)	41,494	139,612	311,334

Cash flows from investing activities
Capital expenditures	(100,851)	(130,118)	(273,155)	(590,608)
Allowance for funds used during construction	—	5,700	995	27,415
Net proceeds from sale of assets	162,459	20,757	349,515	188,779
Net proceeds from sale of business	—	107,718	—	107,718
Net cash reduction from deconsolidation	—	—	(22,755)	—
Restricted cash	6,012	17,302	(34,293)	(46,153)
Investment in unconsolidated affiliates	1,448	(1,444)	45,375	(30,627)
Other non-current investments	7,767	4,284	24,720	(32,414)

	76,835	24,199	90,402	(375,890)

Cash flows from financing activities
Dividends	(37,926)	(35,686)	(145,252)	(165,225)
Common stock	2,192	800	10,217	136,632
Proceeds from long-term debt	—	5,618	—	655,060
Minority interest	15,754	12,153	76,066	44,371
Restricted cash	—	26,368	—	(5,850)
Repayment of long-term debt	(127,287)	(10,790)	(224,973)	(526,482)
Early exchange of equity units	(48)	—	(17,682)	—
Settlement of joint venture termination obligation	—	—	—	(33,534)
Net increase (decrease) in short-term debt	90,000	(360,000)	77,500	(323,000)
Equity contract adjustment payments	(2,131)	(5,082)	(17,379)	(20,330)

	(59,446)	(366,619)	(241,503)	(238,358)

Net increase (decrease) in cash and cash equivalents	(5,737)	(300,926)	(11,489)	(302,914)
Cash and cash equivalents at beginning of period	102,476	409,154	108,228	411,142

Cash and cash equivalents at end of period	$96,739	$108,228	$96,739	$108,228

TECO ENERGY, INC.

SEGMENT INFORMATION (Unaudited) (1)

(millions)

Three Months ended December 31,		Tampa Electric		Peoples Gas	TWG Merchant		TECO Transport	TECO Coal		Other (1) Unregulated		Eliminations & Other		TECO (1) Energy
2004	Revenues - outsiders	$412.1		$101.4	$6.9		$51.2	$82.1		$6.4		$0.1		$660.2
	Sales to affiliates	0.9		—	—		17.9	—		2.0		(20.8)		—

	Total revenues	413.0		101.4	6.9		69.1	82.1		8.4		(20.7)		660.2
	Depreciation	45.4		8.7	2.2		5.4	8.8		0.4		—		70.9
	Restructuring costs	—		0.7	0.5		—	—		—		—		1.2
	Total Interest charges (including Alloc Interest) (2)	24.0		3.8	9.9		1.1	3.4		4.0		31.7		77.9
	Allocated interest expense (2)	—		—	10.0		(0.3)	3.3		3.7		(17.0)		(0.3)
	(Benefit) provision for income taxes	11.8		3.6	(260.9)		3.0	(2.5	)(5)	(8.0	)(6)	(32.0)		(285.0)
	Net (loss) income from continuing operations	$26.8		$6.0	$(449.6)		$6.6	$15.7	(5)	$(5.7	)(6)	$(9.1)		$(409.3)

2003	Revenues - outsiders	$379.3		$83.5	$2.4		$45.8	$70.4		$17.4		$0.1		$598.9
	Sales to affiliates	0.8		—	—		19.3	—		2.1		(22.2)		—

	Total revenues	380.1		83.5	2.4		65.1	70.4		19.5		(22.1)		598.9
	Depreciation	52.2		8.0	1.7		5.3	9.3		2.7		—		79.2
	Restructuring costs	7.7		2.4	0.1		1.7	—		1.1		0.6		13.6
	Total Interest charges (including Alloc Interest) (2)	18.8		3.8	20.1		1.3	3.0		0.8		41.5	(7)	89.3
	Allocated interest expense (2)	—		—	13.6		(0.3)	3.1		4.1		(21.5	)(7)	(1.0)
	(Benefit) provision for income taxes	9.7		2.9	(14.3)		1.4	(10.9	)(5)	5.2	(6)	(42.7	)(7)	(48.7)
	Net (loss) income from continuing operations	$15.1		$4.9	$(23.7)		$2.9	$12.2	(5)	$11.9	(6)	$0.3	(7)	$23.6

(millions)

Twelve Months Ended December 31,		Tampa Electric		Peoples Gas	TWG Merchant		TECO Transport	TECO Coal		Other (1) Unregulated		Eliminations & Other		TECO (1) Energy
2004	Revenues - outsiders	$1,683.8		$417.2	$37.3		$173.4	$327.6		$29.0		$0.8		$2,669.1
	Sales to affiliates	3.6		—	—		76.2	—		7.6		(87.4)		—

	Total revenues	1,687.4		417.2	37.3		249.6	327.6		36.6		(86.6)		2,669.1
	Depreciation	180.9		34.1	7.4		21.9	36.3		1.6		0.1		282.3
	Restructuring costs	—		0.7	0.5		—	—		—		—		1.2
	Total Interest charges (including Alloc Interest) (2)	95.8		15.2	49.4		4.7	11.2		15.8		129.5		321.6
	Allocated interest expense (2)	—		—	50.7		(1.0)	11.1		15.3		(77.8)		(1.7)
	(Benefit) provision for income taxes	83.9		17.3	(334.0	)(4)	4.6	22.8	(5)	16.2	(6)	(75.9)		(265.1)
	Net (loss) income from continuing operations	$146.0		$27.7	$(583.0	)(4)	$10.2	$61.3	(5)	$12.1	(6)	$(78.7)		$(404.4)

2003	Revenues - outsiders	$1,582.7		$408.4	$32.8		$162.2	$296.3		$115.5		$0.4		$2,598.3
	Sales to affiliates	3.4		—	—		98.4	—		58.0		(159.8)		—

	Total revenues	1,586.1		408.4	32.8		260.6	296.3		173.5		(159.4)		2,598.3
	Depreciation	210.3		32.7	5.9		20.6	34.2		15.3		0.1		319.1
	Restructuring costs	9.9		4.1	0.4		1.7	—		5.9		2.6		24.6
	Total Interest charges (including Alloc Interest) (2)	85.0		15.6	57.2		4.9	11.0		25.4		118.9		318.0
	Allocated interest expense (2)	—		—	67.8		(2.0)	11.0		15.3		(95.8)		(3.7)
	(Benefit) provision for income taxes	48.1	(3)	15.2	(60.1	)(4)	9.7	(64.4	)(5)	6.6	(6)	(46.6)		(91.5)
	Net (loss) income from continuing operations	$98.9	(3)	$24.5	$(99.8	)(4)	$15.3	$77.1	(5)	$23.2	(6)	$(77.5)		$61.7

(1)	All periods have been adjusted to reflect the reclassification of results from continuing operations to discontinued operations for the Frontera operations (previously part of TWG Merchant), and BCH Mechanical and other Energy Services operations (previously part of Other Unregulated).
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included Total interest charges.
(3)	Tampa Electric results for the 12-month period ended Dec. 31, 2003 include a $48.9 million after-tax ($79.6 million pre-tax) asset impairment charge related turbine purchase cancellations.
(4)	TWG Merchant results for the 3-months and 12-months ended Dec. 31, 2004 include after-tax charges of $433.0 million for valuation adjustments for the Commonwealth Chesapeake, Dell and McAdams power stations. Results for the 12-months ended Dec. 31, 2004 also include a $99.0 million after-tax charge to write-off its investment in the Texas Independent Energy (TIE) project and a $4.3 million after-tax benefit from the reversal of costs previously accrued for the TMDP arbitration that was settled in the third quarter of 2004. Results for the 3-months and 12-months ended Dec. 31, 2003 include a $26.7 million after-tax charge associated with TMDP arbitration expenses. The 12-months ended Dec. 31, 2003 also includes a $16.3 million after-tax charge for a goodwill write-off associated with the Commonwealth Chesapeake power station.
(5)	TECO Coal’s results for the 3-months and 12-months ended Dec. 31, 2004 include a $7.0 million positive adjustment related to Section 29 tax credits that had been written-off in 2003’s fourth quarter due to projected limitations on taxable income prior to filing the TECO Energy 2003 tax return. Results for the 3-months and 12-months ended Dec. 31, 2003 include the $7.0 million tax credit write-off.
(6)	Other unregulated results for the 3-months ended Dec. 31, 2004 include an $12.8 million after-tax impairment charge for steam turbines and a $1.9 million favorable adjustment for offshore cash repatriation taxes. Results for the 12-months ended Dec. 31, 2004 include the impairment charge associated with the steam turbines, a $6.7 million after-tax charge related to the refinancing of the debt associated with the San Jose power station in Guatemala, $17.4 million for income taxes due to the repatriation of cash from Guatemala following the refinancing, and a $12.0 million after-tax gain on the sale of the propane business interests. Results for the 3-months and 12-months ended Dec. 31, 2003 include after-tax charges of $13.2 million for steam turbine impairments, $9.0 million for asset impairments on cancelled TWG projects, and $3.2 million of other charges, and a $34.4 million after-tax gain on the sale and operations of Hardee Power Partners. The 12-months ended also include an after-tax charge of $15.3 million for certain turbine purchase cancellations and $8.5 million of operating profits for the first 9-months of the year for Hardee Power Partners.
(7)	Interest charges for 2003 that were previously internally allocated to Union and Gila river power stations are now reflected as TECO Energy parent company interest expense. These interest expense allocations were $7.7 million after-tax ($12.4 million pre-tax) and $25.5 million after-tax ($40.9 million pre-tax) for the 3-months and 12-months ended Dec. 31, 2003, respectively.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Three Months Ended December 31,	2004	2003		2004	2003
Residential	$192,907	$180,085	7.1	1,941,600	1,905,129	1.9
Commercial	127,166	115,823	9.8	1,507,465	1,457,839	3.4
Industrial — Phosphate	17,982	16,239	10.7	320,158	318,519	0.5
Industrial — Other	23,896	22,256	7.4	326,174	327,657	(0.5)
Other sales of electricity	35,564	32,983	7.8	408,976	403,745	1.3
Deferred and other revenues	(5,237)	(3,462)	51.3	—	—	—

	$392,278	$363,924	7.8	4,504,373	4,412,889	2.1
Sales for resale	10,590	8,823	20.0	173,540	136,366	27.3
Other operating revenue	10,079	7,343	37.3	—	—	—

	$412,947	$380,090	8.6	4,677,913	4,549,255	2.8

Average customers	623,303	610,430	2.1	—	—	—

Retail Output to Line				4,600,365	4,496,823	2.3

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Twelve Months Ended December 31,	2004	2003		2004	2003
Residential	$820,221	$767,405	6.9	8,292,828	8,264,748	0.3
Commercial	505,461	460,060	9.9	5,988,052	5,860,214	2.2
Industrial — Phosphate	68,642	65,358	5.0	1,228,749	1,276,556	(3.7)
Industrial — Other	97,336	88,526	10.0	1,326,918	1,302,778	1.9
Other sales of electricity	139,194	124,865	11.5	1,600,122	1,538,020	4.0
Deferred and other revenues	(22,308)	(5,208)	—	—	—	—

	$1,608,546	$1,501,006	7.2	18,436,669	18,242,316	1.1
Sales for resale	41,067	41,590	(1.3)	664,624	691,085	(3.8)
Other operating revenue	37,777	43,525	(13.2)	—	—	—

	$1,687,390	$1,586,121	6.4	19,101,293	18,933,401	0.9

Average customers	619,535	604,900	2.4	—	—	—

Retail Output to Line				19,381,760	19,209,915	0.9

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Therms*		Percent Change
Three Months Ended December 31,	2004	2003		2004	2003
By Customer Segment:
Residential	$27,350	$25,495	7.3	14,641	14,833	(1.3)
Commercial	36,276	34,390	5.5	91,250	90,637	0.7
Industrial	2,421	2,618	(7.5)	53,358	56,760	(6.0)
Off System Sales	24,670	10,896	—	41,557	27,848	49.2
Power generation	3,034	2,493	21.7	71,079	77,867	(8.7)
Other revenues	7,626	7,634	(0.1)	—	—	—

	$101,377	$83,526	21.4	271,885	267,945	1.5

By Sales Type:
System supply	$73,050	$56,242	29.9	75,430	63,668	18.5
Transportation	20,701	19,650	5.3	196,455	204,277	(3.8)
Other revenues	7,626	7,634	(0.1)	—	—	—

	$101,377	$83,526	21.4	271,885	267,945	1.5

Average customers	311,114	295,651	5.2	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Twelve Months Ended December 31,	2004	2003		2004	2003
By Customer Segment:
Residential	$115,003	$105,668	8.8	65,820	64,218	2.5
Commercial	151,784	143,687	5.6	368,121	354,821	3.7
Industrial	10,158	10,393	(2.3)	221,251	220,158	0.5
Off System Sales	96,343	104,506	(7.8)	178,200	186,094	(4.2)
Power generation	11,126	10,116	10.0	291,643	363,693	(19.8)
Other revenues	32,758	34,046	(3.8)	—	—	—

	$417,172	$408,416	2.1	1,125,035	1,188,984	(5.4)

By Sales Type:
System supply	$303,136	$298,231	1.6	326,401	337,274	(3.2)
Transportation	81,278	76,139	6.7	798,634	851,710	(6.2)
Other revenues	32,758	34,046	(3.8)	—	—	—

	$417,172	$408,416	2.1	1,125,035	1,188,984	(5.4)

Average customers	307,371	291,919	5.3	—	—	—

*	in thousands